Exhibit 99.1

AMC NETWORKS INC. REPORTS FULL

YEAR AND FOURTH QUARTER 2011 RESULTS

Full Year 2011 Highlights:

•	Net revenues increased 10.1% to $1.188 billion

•	Operating income increased 16.7% to $327 million

•	AOCF[1] increased 10.1% to $442 million

New York, NY—March 15, 2012: AMC Networks Inc. (“AMC Networks” or the “Company”) (NASDAQ: AMCX) today reported financial results for the full year and fourth quarter ended December 31, 2011.

President and Chief Executive Officer Josh Sapan said: “2011 was a landmark year for AMC Networks. We completed our successful spin-off from Cablevision and achieved strong financial results, delivering double digit growth in net revenues, AOCF and operating income for the full year. Our National Networks continued to deliver original programming that attracts a highly engaged audience and critical acclaim, including AMC’s The Walking Dead, which has broken ratings records and become a global phenomenon. We capitalized on new digital distribution platforms and expanded the reach of our networks into new international markets. As we look at the year ahead, we are well positioned to continue this momentum and will maintain our focus on creating value for shareholders, advertisers and distribution partners.”

Fourth Quarter Results

Fourth quarter net revenues increased $40 million, or 13.6%, to $339 million over the fourth quarter of 2010, led by 12.0% growth at National Networks and a 14.5% increase in International and Other. Adjusted Operating Cash Flow (“AOCF”)1 totaled $107 million, an increase of 7.1% or $7 million versus the prior year period. The AOCF increase resulted from a 2.6% decline at National Networks offset by a $7 million increase in AOCF at International and Other. National Networks AOCF included a charge of $18 million related to the write-off of a programming asset. Operating income was $79 million, an increase of 12.6% or $9 million versus the prior year period. Operating income at National Networks was essentially flat and results at International and Other improved by $6 million over the prior year period.

Fourth quarter net income from continuing operations was $29 million ($0.40 per diluted share), compared with $30 million ($0.43 per diluted share) in the fourth quarter of 2010. The decrease resulted from an increase in interest expense partially offset by growth in operating income and a decrease in income tax expense.

Full Year Results

Full year 2011 net revenues increased $109 million, or 10.1%, to $1.188 billion over full year 2010, led by 8.8% growth at National Networks and a 20.2% increase in International and Other. AOCF totaled $442 million, an increase of 10.1% or $40 million versus the prior year period. The AOCF increase

1.	See definition of Adjusted Operating Cash Flow (“AOCF”) included in the discussion of non-GAAP financial measures on page 4 of this earnings release.

resulted from 6.8% growth at National Networks and a $10 million improvement in the AOCF deficit at International and Other. Operating income was $327 million, an increase of 16.7% or $47 million versus the prior year period. The operating income increase resulted from 11.8% growth at National Networks and an $8 million reduction in operating loss at International and Other.

Full year 2011 net income from continuing operations was $126 million ($1.79 per diluted share), compared with $118 million ($1.71 per diluted share) in full year 2010. The increase resulted from the growth in operating income and a decrease in income tax expense partially offset by an increase in interest expense and costs related to the redemption of debt in connection with the spin-off from Cablevision.

Net cash provided by operating activities was $255 million for the full year 2011, a decrease of $11 million from the prior year period. The decrease was the result of an increase in working capital, cash interest payments and income tax payments partially offset by the improved operating performance. Free Cash Flow2 for the full year 2011 was $240 million, a decrease of $9 million from the prior year period. The results reflect the decrease in net cash provided by operating activities partially offset by a reduction in capital expenditures over the prior year period.

Segment Results

(dollars in thousands)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2011	2010	Change	2011	2010	Change
Net revenues:
National Networks	$305,438	$272,599	12.0%	$1,082,358	$994,573	8.8%
International and Other	39,246	34,271	14.5%	125,573	104,499	20.2%
Inter-segment eliminations	(5,725)	(8,388)	31.7%	(20,190)	(20,772)	2.8%

Total net revenues	$338,959	$298,482	13.6%	$1,187,741	$1,078,300	10.1%

AOCF:
National Networks	$101,079	$103,758	(2.6%)	$447,555	$419,051	6.8%
International and Other	6,907	61	n/m	(4,976)	(14,686)	66.1%
Inter-segment eliminations	(814)	(3,736)	78.2%	(866)	(3,086)	71.9%

Total AOCF	$107,172	$100,083	7.1%	$441,713	$401,279	10.1%

National Networks

National Networks consists of the Company’s four nationally distributed programming networks, AMC, WE tv, IFC and Sundance Channel.

Fourth Quarter Results

National Networks revenues for the fourth quarter 2011 increased 12.0% to $305 million, AOCF declined 2.6% to $101 million, and operating income grew 0.4% to $77 million, all compared to the prior year period.

Growth in revenues was primarily led by a 14.7% increase in advertising revenues. The increase in advertising revenues was led by AMC. Affiliate and other revenues increased 10.0%. The growth in affiliate and other revenues was primarily attributable to increases in affiliate fees at AMC and WE tv as well as an increase in other revenues due to increased digital distribution revenues.

The decline in AOCF reflected an increase in programming expense, including the $18 million charge previously noted, and marketing expense partially offset by the increase in revenues and a decrease in corporate expenses as compared to the prior year period. The operating income increase reflected the decline in AOCF offset by a reduction in amortization expense.

2.	See definition of Free Cash Flow included in the discussion of non-GAAP financial measures on page 4 of this earnings release.

Full Year Results

National Networks revenues for full year 2011 increased 8.8% to $1.082 billion, AOCF rose 6.8% to $448 million, and operating income grew 11.8% to $349 million, all compared to the prior year period.

Growth in full year revenues was primarily led by a 12.5% increase in advertising revenues. The increase in advertising revenues was led by AMC and to a lesser extent increases at IFC and WE tv. Affiliate and other revenues increased 6.4%. The growth in affiliate and other revenues was primarily attributable to increases in affiliate fees at AMC as well as an increase in other revenues due to increased digital distribution revenues.

Growth in full year AOCF reflected the increase in revenues partially offset by an increase in operating expenses. The increase in operating expenses was primarily attributable to higher programming and marketing expenses partially offset by a decrease in corporate expenses as compared to the prior year period. The full year operating income increase reflected the growth in AOCF as well as a reduction in amortization expense.

International and Other

International and Other primarily consists of AMC/Sundance Channel Global, the Company’s international programming business; IFC Films, the Company’s independent film distribution business; AMC Networks Broadcasting & Technology, the Company’s network technical services business; and VOOM HD.

Fourth Quarter Results

International and Other revenues for the fourth quarter of 2011 increased 14.5% to $39 million, AOCF improved to $7 million, and operating income improved $6 million to $3 million, all compared to the prior year period.

Growth in fourth quarter revenues reflected an increase in revenues at IFC Films as well as an increase in affiliate fee revenues related to the Company’s international operations.

The improvement in fourth quarter AOCF resulted from the increase in revenues and a reduction in litigation expenses related to VOOM HD. Operating income improved as a result of the improvement in AOCF.

Full Year Results

International and Other revenues for full year 2011 increased 20.2% to $126 million, AOCF improved $10 million to a deficit of $5 million, and operating loss improved $8 million to a deficit of $22 million, all compared to the prior year period.

Growth in full year revenues reflected an increase in affiliate fee revenues related to the Company’s international operations as well as an increase in revenues at IFC Films.

The improvement in full year AOCF resulted from the increase in revenues and a reduction in litigation expenses related to VOOM HD partially offset by increased programming and marketing expenses. Operating loss improved as a result of the improvement in AOCF partially offset by an increase in depreciation expense.

Other Matters

On March 8, 2012, the Company prepaid $50 million of the outstanding balance of the Term A Credit Facility. In addition, the Company prepaid $100 million of the outstanding balance of the Term A Credit Facility from July 1, 2011 through December 31, 2011. The 2011 prepaid amount consisted of two $50 million payments made on August 8, 2011 and October 11, 2011, respectively.

Description of Non-GAAP Measures

The Company defines Adjusted Operating Cash Flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, excluding share-based compensation expense or benefit and restructuring charges or credits. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the business without regard to the distortive effects of fluctuating stock prices in the case of stock appreciation rights and, in the case of restricted shares and stock options, the settlement of an obligation that is not expected to be made in cash.

The Company presents AOCF as a measure of its ability to service its debt and make continuing investments. The Company believes that AOCF is an appropriate measure for evaluating the operating performance of the business segments and the Company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in the industry.

Internally, the Company uses net revenues and AOCF measures as the most important indicators of its business performance, and evaluates management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 7 of this release.

The Company defines Free Cash Flow from Continuing Operations, (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows. Net cash provided by operating activities excludes net cash provided by operating activities of discontinued operations. The Company believes the most comparable GAAP financial measure of its liquidity is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors who follow the industry for comparison of its liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities, please see page 8 of this release.

Forward-Looking Statements

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.

Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

Conference Call Information

AMC Networks will host a conference call today at 10:00 a.m. EST to discuss its full year and fourth quarter 2011 results. To listen to the call, visit http://www.amcnetworks.com or dial 1-877-347-9170, using the following passcode: 48964730.

About AMC Networks Inc.

AMC Networks owns and operates several of cable television’s most recognized brands delivering high quality content to audiences and a valuable platform to distributors and advertisers. The Company manages its business through two reportable operating segments: (i) National Networks, which includes AMC, WE tv, IFC and Sundance Channel; and (ii) International and Other, which includes AMC/Sundance Channel Global, our international programming business; IFC Films, the Company’s independent film distribution business; and AMC Networks Broadcasting & Technology, the Company’s network technical services business. For more information on AMC Networks, please visit the Company’s website at http://www.amcnetworks.com.

Contacts
Investor Relations	Corporate Communications
Seth Zaslow (646) 273-3766 szaslow@amcnetworks.com	Georgia Juvelis (917) 542-6390 gjuvelis@amcnetworks.com

AMC NETWORKS INC.

CONSOLIDATED STATEMENTS OF INCOME

Three and Twelve Months Ended December 31, 2011 and 2010

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenues, net	$338,959	$298,482	$1,187,741	$1,078,300

Operating expenses:
Technical and operating (excluding depreciation and amortization)	143,247	111,399	425,961	366,093
Selling, general and administrative	91,942	91,662	335,656	328,134
Restructuring credit	—	(1,379)	(240)	(2,218)
Depreciation and amortization	24,651	26,559	99,848	106,455

	259,840	228,241	861,225	798,464

Operating income	79,119	70,241	326,516	279,836

Other income (expense):
Interest expense	(30,378)	(18,664)	(95,870)	(75,800)
Interest income	136	686	1,074	2,388
Write-off of deferred financing costs	(544)	—	(6,247)	—
Loss on extinguishment of debt	(191)	—	(14,726)	—
Miscellaneous, net	(17)	(70)	(137)	(162)

	(30,994)	(18,048)	(115,906)	(73,574)

Income from continuing operations before income taxes	48,125	52,193	210,610	206,262
Income tax expense	(18,860)	(22,286)	(84,248)	(88,073)

Income from continuing operations	29,265	29,907	126,362	118,189
Income (loss) from discontinued operations, net of income taxes	213	(10,601)	92	(38,090)

Net income	$29,478	$19,306	$126,454	$80,099

Basic net income (loss) per share:
Income from continuing operations	$0.42	$0.43	$1.82	$1.71

Income (loss) from discontinued operations	$—	$(0.15)	$—	$(0.55)

Net income	$0.42	$0.28	$1.83	$1.16

Diluted net income (loss) per share:
Income from continuing operations	$0.40	$0.43	$1.79	$1.71

Income (loss) from discontinued operations	$—	$(0.15)	$—	$(0.55)

Net income	$0.41	$0.28	$1.79	$1.16

Weighted average common shares:
Basic weighted average common shares	69,521	69,161	69,283	69,161

Diluted weighted average common shares	72,281	69,161	70,731	69,161

AMC NETWORKS INC.

SUPPLEMENTAL FINANCIAL DATA

(Dollars in thousands)

(Unaudited)

	000000000	000000000	000000000	000000000	000000000
	Three Months Ended December 31, 2011
	AOCF	Depreciation and Amortization	Share Based Compensation Expense	Restructuring Credit	Operating Income (Loss)
National Networks	$101,079	$(21,196)	$(2,744)	$—	$77,139
International and Other	6,907	(3,455)	(658)	—	2,794
Inter-segment eliminations	(814)	—	—	—	(814)

Total	$107,172	$(24,651)	$(3,402)	$—	$79,119

	Three Months Ended December 31, 2010
	AOCF	Depreciation and Amortization	Share Based Compensation Expense	Restructuring Credit	Operating Income (Loss)
National Networks	$103,758	$(23,201)	$(3,708)	$—	$76,849
International and Other	61	(3,358)	(954)	1,379	(2,872)
Inter-segment eliminations	(3,736)	—	—	—	(3,736)

Total	$100,083	$(26,559)	$(4,662)	$1,379	$70,241

	Twelve Months Ended December 31, 2011
	AOCF	Depreciation and Amortization	Share Based Compensation Expense	Restructuring Credit	Operating Income (Loss)
National Networks	$447,555	$(85,701)	$(12,582)	$—	$349,272
International and Other	(4,976)	(14,147)	(3,007)	240	(21,890)
Inter-segment eliminations	(866)	—	—	—	(866)

Total	$441,713	$(99,848)	$(15,589)	$240	$326,516

	Twelve Months Ended December 31, 2010
	AOCF	Depreciation and Amortization	Share Based Compensation Expense	Restructuring Credit	Operating Income (Loss)
National Networks	$419,051	$(92,735)	$(13,791)	$—	$312,525
International and Other	(14,686)	(13,720)	(3,415)	2,218	(29,603)
Inter-segment eliminations	(3,086)	—	—	—	(3,086)

Total	$401,279	$(106,455)	$(17,206)	$2,218	$279,836

AMC NETWORKS INC.

SUPPLEMENTAL FINANCIAL DATA

(In thousands)

(Unaudited)

	December 31, 2011	September 30, 2011	December 31, 2010
National Network Subscribers
AMC (a)	96,300	96,000	96,400
WE tv (a)	76,100	76,500	76,800
IFC (a)	65,300	61,600	62,700
Sundance Channel (b)	42,100	41,100	39,900

(a)	Estimated U.S. subscribers as measured by Nielsen Media Research.
(b)	Subscriber counts are based on internal management reports and represent viewing subscribers.

	December 31, 2011
Capitalization
Cash and cash equivalents	$215,836
Credit facility debt (a)	$1,622,025
Senior notes (a)	700,000

Total debt	$2,322,025

Net debt	$2,106,189

Capital leases	15,677

Net debt and capital leases	$2,121,866

LTM AOCF (b)	$441,713

Leverage ratio (c)	4.8	x

(a)	Represents the aggregate principal amount of the debt.
(b)	Represents reported AOCF for the trailing twelve months.
(c)	Represents net debt and capital leases divided by LTM AOCF. This ratio differs from the calculation contained in the Company’s credit facilities.

	Twelve Months Ended December 31,
	2011	2010
Free Cash Flow
Net cash provided by operating activities	$255,233	$265,995
Less: capital expenditures	(15,371)	(17,243)

Free cash flow	$239,862	$248,752